Exhibit 3.8

[Original document written on Notarial Stamped Paper bearing numbers Ee 103972-974 and 103981]

RECORD – In the city of Montevideo, this 2nd day of January, 2006, Fernando Juan CASTAGNO SCHICKENDANTZ, a Uruguayan citizen, of legal age, married in his only marriage to Rosina Bonifacio, the holder of ID Nº 1.562.158-8, and Janine GÓMEZ SUÁREZ, a Uruguayan citizen, of legal age, unmarried, the holder of ID Nº 2.924.634-0, domiciled for purposes of this agreement at Circunvalación Durango 1429, Suite 2D, Montevideo, hereby agree upon the following bylaws.

Section 1 – NAME, DURATION, AND DOMICILE – “KILMACOW SOCIEDAD ANÓNIMA” (the “Company”) is hereby incorporated.

The duration of the Company shall be one hundred years as from the date hereof. The corporate domicile shall be located in Montevideo, and the Company may have special domiciles and all kinds of branches in Uruguay and abroad.

Section 2 – PURPOSE – The Company may:

a)	industrialize and trade in any way with goods, rentals, contracts, and services in the following and any similar sectors: food, home and office appliances, automotive vehicles, pubs, ironmongers, rubber processing, building, cosmetics, leather, sports, printing, electronics, electro-techniques, teaching, shows, mineral extraction, general store, photography, fibers, agricultural commodities, hotels, publishing, computer sciences, jewelry, toys, wool, laundry, book shops, cleaning, wood, machinery, marine services, mechanics, metallurgy, music, engineering works, optics, paper, perfumes, fishing, plastics, press, advertising, chemicals, professional, technical, and administrative services, tobacco, textiles, transportation, tourism, chattels, garments, veterinarian services, and glass;

b)	act as importer, exporter, representative, agent, and consigner;

c)	purchase, sell, lease, manage, build, and engage in all kinds of transactions with real estate property;

d)	engage in agricultural, silvicultural, fruticultural and citrics-related and associated operations;

e)	have an interest in, incorporate, or acquire companies engaging in any of the above-mentioned sectors.

Section 3—CAPITAL AND SHARES OF STOCK – The corporate capital shall amount to one million six hundred thousand Uruguayan Pesos (UYU 1.6 million), represented by certificates of one or more shares to bearer of UYU 1.00 each. Under the provisions of Section 284 of the Business Corporations Act Nº 16060, as worded under Section 59 of Act Nº 17243, dated June 29, 2000, an Extraordinary Meeting of Shareholders may increase the corporate capital with no need to obtain an administrative consent. The Meeting of Shareholders may delegate to the Board of Directors or the Manager, as applicable, the time of issuance and the applicable payment terms and conditions.

Section 4—Shareholders shall be vested with preemptive rights for the subscription and payment of shares, ratably to the shares they currently own.

Section 5—MEETINGS OF SHAREHOLDERS – The shareholders shall hold meetings as required by law and under these bylaws, at the registered domicile of the Company or elsewhere in the same locality. The resolutions passed by the Meeting of Shareholders within the scope of its authority shall be binding for all shareholders, even if they voted against them or were absent from the Meeting where the resolution was passed, and they shall be implemented by the executive body.

Section 6—Classes—The shareholders shall hold Ordinary, Extraordinary, or Special Meetings.

Section 7—The Ordinary Meeting of Shareholders shall consider and resolve on the following issues:

1)	Corporate accounts (including general balance sheet and income statement), draft allocation of profit, annual report, report by the Auditor or Audit Committee, and all other matters relevant to the management of the Company which may be reserved to the Meeting of Shareholders by law or under these bylaws, or which may be submitted to its approval by the Manager, the Board of Directors, the Audit Committee or the Internal Auditor;

2)	Appointment or removal of the Manager, the Directors, the Internal Auditors, or the members of the Audit Committee, and determination of their respective remuneration;

3)	Determination of the duties of the Manager or the Directors, the Internal Auditor or the members of the Audit Committee.

Section 8 – The Extraordinary Meeting of Shareholders—An Extraordinary Meeting of Shareholders shall resolve on all matters outside the scope of the Ordinary Meeting and, in particular:

1)	Any amendment of the corporate bylaws;

2)	Any increase of the corporate capital under the provisions of Section 284 of Act 16060;

3)	Any reimbursement of capital;

4)	Any redemption, reimbursement, or amortization of shares of stock;

5)	Any merger, transformation or spin-off of the Company;

6)	The dissolution of the Company, and the appointment, removal, and remuneration of one or more liquidators, and other duties as set forth in Section 179 of Act 16060;

7)	Any issuance of debentures and beneficial rights, and their conversion into shares of stock;

8)	Any limitation or suspension of preemptive rights as set forth in Section 330 of Act 16060.

The Extraordinary Meeting of Shareholders shall also resolve upon all matters which, even if within the scope of the Ordinary Meeting, may require a prompt resolution.

Section 9 – Notice, Time, and Terms Governing the Meeting of Shareholders

a)	The Ordinary Meeting of Shareholders shall be held within 180 days following the end of the fiscal year. An Extraordinary Meeting of Shareholders shall be held at any time, as deemed necessary or advisable.

b)	The Meetings of Shareholders shall be called by the executive or control body. Shareholders representing at least 20% of the paid-in corporate capital may, by notice to the executive or control body, require an Extraordinary Meeting to be called, which notice shall include the agenda for such Meeting. The executive or control body shall then be required to call a Meeting to be held within no longer than 40 calendar days following the receipt of the shareholders’ request. Otherwise, the Meeting may be called by any Director, any member of the Audit Committee, any governmental control body, or a court. Should the Company be undergoing a liquidation proceeding, then the Meeting shall be called by the liquidator or, otherwise, as provided for in the preceding sentence.

c)	A notice of the Meeting shall be published at least three days in the Official Gazette and in another newspaper, within ten business days and thirty calendar days prior to the date scheduled therefor, which notice shall include the nature, date, place, time, and agenda for the Meeting. If the Meeting may not be held as scheduled, it shall meet, after an adjournment, within thirty calendar days following such date, the same notice and publications being required. Notwithstanding the above, notice for both such Meetings may be simultaneously published, and the adjourned Meeting may be scheduled to be held on the same date, one hour later.

Section 10 – Unanimous Meeting—Should the full paid-in corporate stock be represented at the Meeting, notice thereof may be waived.

Section 11—For purposes of being entitled to attend any Meeting, shareholders shall deposit with the Company their shares of stock or a deposit certificate issued by a financial intermediation entity, a stockbroker, a judicial depository, or any other person, in which case the corresponding notary’s certification shall be required. The Company shall deliver shareholders the corresponding receipt vouchers, which they shall exhibit to be admitted to the Meeting. The register of shareholders attending the Meeting shall be opened five business days before the Meeting and closed once the Meeting has started. Each share of stock shall entitle its holder to cast one vote.

Section 12—At the Meetings, shareholders may be represented by proxy, provided however that the Administrators, Directors, Internal Auditors, members of the Audit Committee, Managers, and other employees of the Company shall not act as proxies on behalf of shareholders. Representation powers may be granted in a private instrument, provided the signature thereon has been duly certified by a notary public. Representation powers may be also granted in a simple mandate letter without a signature authentication, a registered cable, a cable, a telex, or a fax message, when such powers are to be exercised in one single Meeting.

Section 13—Chair – The Meetings shall be chaired by the Manager, the Chairman of the Board of Directors or his/her alternate, or by any other person appointed by the Meeting. A Secretary appointed by the shareholders attending the Meeting shall offer assistance to the Chairman of the Meeting. If a Meeting is called by a court or a governmental control body, then it shall be chaired over by such entity’s representative. The minutes of the Meetings shall be signed by the Chairman and any shareholders appointed to such ends within five days following the Meeting.

Section 14 – Quorum—The Ordinary Meeting of Shareholders, as originally scheduled, shall be validly held if attended by shareholders representing half plus one of the voting shares of the Company. An adjourned Ordinary Meeting of Shareholders shall be validly held whatever the number of attending shareholders. The Extraordinary Meeting of Shareholders, as originally scheduled, shall be validly held if attended by shareholders representing 60% of the voting shares of the Company. An adjourned Extraordinary Meeting of Shareholders shall be validly held if attended by shareholders representing 40% of the voting shares of the Company. If this latter quorum is not met, a new Meeting shall be called to consider the same agenda, which shall be validly held by any number of attending shareholders.

Section 15 – Shareholder Resolutions – The Meetings of Shareholders shall pass resolutions upon the affirmative vote of an absolute majority of the shareholders attending the Meeting, unless a higher percentage is required by law. Blank votes and abstentions shall be computed as negative votes.

Section 16—MANAGEMENT AND REPRESENTATION – The management of the Company shall be entrusted to a Manager or a Board of Directors. The Meeting of Shareholders shall resolve over one or the other management system and establish the number of members of the Board of Directors.

Section 17 – The Manager or Directors shall be annually appointed by the Meeting of Shareholders.

Section 18 – The meetings of the Board of Directors shall be called by the Chairman or any two Directors, provided however that any Director may require a meeting to be held. In any such case the Chairman or any two Directors shall call a meeting to be held within five business days following such request. Otherwise, any Director may call the meeting. The meetings of the Board of Directors shall be validly held if attended by half plus one of the members, to which ends absent Directors may authorize another person to vote on their behalf. The Board of Directors shall approve its resolutions upon the affirmative vote of a majority of the attending members.

Section 19—The Meeting of Shareholders may appoint to the Board either individuals or legal persons, either shareholders of the Company or not, provided they are qualified to act in trade and provided further they have not been prohibited or disqualified to act as such. Managers and Directors may be re-elected, they shall hold their positions until their successors take office, and they shall surrender their office upon the occurrence of any inability, prohibition, or disqualifying event.

Section 20—The Manager or the members of the Board of Directors, when they are individuals, shall personally perform their duties. In the case of legal entities, they shall act through any individual they may appoint, whom they shall be entitled to replace whenever advisable.

Section 21—Unanimous votes at the Board of Directors shall be required to

a)	distribute or re-distribute their offices;

b)	provisionally or finally fill any vacancy in the Board, provided, however, that the Meeting of Shareholders may appoint up to three alternate directors for each Director to replace them in the case of temporary or final vacancies and for as long as such vacancy has not been filled;

c)	revaluate the Company’s assets.

Section 22 – Any of the Manager, the Chairman of the Board of Directors, any Vice-Chairman of the Board of Directors, or jointly any two Directors shall represent the Company.

Section 23—The Manager or the Board of Directors shall have unlimited powers to manage the Company and dispose of its assets. By way of example, they may:

a)	purchase, sell, mortgage, pledge, grant in antichresis, lease and rent, manage, and operate any kind of real estate property or chattels;

b)	lend and borrow money in compliance with the legal provisions in force, including the acceptance of securities issued by Banco Hipotecario del Uruguay;

c)	grant general or special powers of attorney;

d)	accept and grant personal sureties or collaterals;

e)	appear in court with the powers provided for in Section 39.1 of the General Procedural Code;

f)	distribute provisional dividends pursuant to the provisions of Act 16060, provided however that they shall be ratified by the following Meeting of Shareholders.

Section 24—Internal Audit – The Meeting of Shareholders may create one or more Internal Auditor positions and appoint their holders as well as preferred or general alternates, at the request of shareholders representing 20% of the paid-in capital stock, even if such item has not been included in the agenda. In any such case, such positions shall last until a subsequent Meeting may decide to eliminate them.

Section 25 – Each of the founding members hereby contributes two hundred thousand Uruguayan Pesos (UYU 200,000).

As from the date hereof, the Company may start operating adding to its name the words “en formación”. Up and until the appointment of the first Board of Directors, any and all founding shareholders shall be vested with the powers of the Board. Any of the founding shareholders and any of Nancy Rodríguez, Claudia Bagoyhar, Evangelina Ortega, María Marsilli, Mónica Acosta, and Estela Frondoy are hereby authorized to take any steps required in connection with the incorporation of the Company and its filing with any competent agency, empowered to reply to any observations raised by the filing authorities.

The deponents hereby request the acting Notary Public to certify their signatures.

[There follow the illegible signatures of [Seal:] Fernando Castagno and [Seal:] Janine Gómez.]

* * * * *

KILMACOW SOCIEDAD ANÓNIMA

MINUTES OF GENERAL EXTRAORDINARY MEETING OF

SHAREHOLDERS HELD ON JULY 7, 2006

In Montevideo, this 7th day of July 2006, at 2:00 PM, at Juncal 1327, Suite 1801, a General Extraordinary Meeting is held by the Shareholders of KILMACOW S.A., attended, under a proxy exhibited to the Company, by Mauro J. Guillén, Esq., on behalf of COMPAÑÍA DE MANDATOS, ADMINISTRACIONES Y COMISIONES S.A. the owner of corporate capital amounting to UYU 400,000 and entitled to cast 400,000 votes, representing the full paid-in capital of the Company as of such date.

Note is made of the fact that, since this is a unanimous Meeting of Shareholders, the required notice and publications have been waived as provided for under Section 347 of Act 16060. Note is also made of the fact that the Company has not appointed an Internal Audit or an Audit Committee, whereby compliance with the provisions of Section 402.10 of Act 16060 is not required.

Since the Meeting is not attended by the Chairman of the Board of Directors, the Shareholders resolve that Mauro J. Guillén, Esq., shall chair over the Meeting on behalf of the attending shareholder. The Meeting then turns to consider the following agenda:

1)	To amend the wording of Section 1 of the corporate bylaws; and

2)	To appoint a shareholder to sign the minutes of the Meeting together with the chairman of the Meeting.

Upon completion of the consideration of the first item on the agenda, the Meeting unanimously resolves to amend the above-mentioned section of the corporate bylaws, which shall hereinafter read as follows:

“Section 1—NAME, DURATION, AND DOMICILE – “COMPAÑÍA DE TRANSPORTE FLUVIAL INTERNACIONAL SOCIEDAD ANÓNIMA” (the “Company”) is hereby incorporated. The duration of the Company shall be one hundred years as from the date hereof. The corporate domicile shall be located in Montevideo, and the Company may have special domiciles and all kinds of branches in Uruguay and abroad.”

In addition, the Meeting unanimously resolves to empower any of Rafael Abulafia, Esq., Martín Pecoy, Esq., Nicolás Palacios, Nicolás Rodríguez, Nicolás Alonso, Pablo Fernández, Lucía Grazioli, or María José Barbé to take any steps required to amend the corporate bylaws as required by the competent authorities, and to obtain any certificates that may be required to such ends (General Tax Office, Social Security Administration, and the Government-owned Workmen’s Compensation Agency), as well as to file any necessary pleadings with the national Internal Audit Office, reply to any adverse remarks, and accordingly suggest any change to the above wording.

The representative of the sole shareholder, Mauro J. Guillén, Esq., is appointed to sign the minutes of the Meeting.

There being no further items in the Agenda, the Meeting is closed at 3:00 pm.

[There follows the illegible signature and the seal of:] Mauro J. Guillén, in the name and on behalf of COMPAÑÍA DE MANDATOS, ADMINISTRACIONES Y COMISIONES S.A.

NOTARY PUBLIC CARLOS ALBERTO FALCO MICHEL – 139668/7

SPECIAL GENERAL SHAREHOLDERS MEETING

COMPAÑÍA DE TRANSPORTE FLUVIAL INTERNACIONAL S.A.

December 10, 2009

In Montevideo, on this date, at 11:00 a.m., at the company offices, a special general meeting of shareholders of COMPAÑÍA DE TRANSPORTE FLUVIAL S.A. was held, per notice given by the company’s board of directors on December 9, 2009.

As recorded in the Stock Ledger and Shareholders Meeting Attendance Book, NAUTICLER S.A. has registered as sole shareholder of the company, with 1,600,000 shares, represented herein by Laura Ramón, per proxy received by the company prior hereto.

It is stated for the record that the shareholder attending the meeting represents the company’s total paid-in capital, which to date is Ur$ 1,600,000 (Uruguayan pesos one million six hundred thousand), entitled to 1,600,000 votes, so that the prior publications established per article 345 of Law 16,060 were not required.

It is likewise stated for the record that Laura Ramón is not a director, administrator, controller or control board member, manager or employee of the company, and hence there is no incompatibility per article 351 of Law 16,060.

It is stated for the record that the company has no controller or control board.

Upon taking up the agenda, per the notice of meeting given by the company’s board of directors, the meeting unanimously adopted the following resolutions:

RESOLUTION 1: To appoint Dr. Laura Ramón to chair the meeting.

RESOLUTION 2: Pursuant to article 284 of Law 16,060, as drafted in article 59 of Law 17,243, it is resolved to increase the company’s authorized capital to the sum of Ur$ 300,000,000 (Uruguay pesos three hundred million) and to amend article third of the bylaws, which shall be drafted as follows:

“ARTICLE 3. CAPITAL AND SHARES. The capital, reflected in certificates representing one or more bearer shares of Ur$ 1 (one Uruguayan peso) each, shall be Ur$ 300,000,000 (Uruguayan pesos three hundred million). The corporate capital may be increased by a special shareholders meeting without the need for administrative approval (article 284 of Law number 16,060, as drafted in article 59 of Law 17,243 of June 29, 2000). The shareholders meeting may delegate to the board of directors or administrator, if any, decisions as to the time of the issue, and payment terms and conditions.”

RESOLUTION 3: To increase the company’s paid-in capital by means of capitalization of the liabilities held with the sole shareholder in the amount of $ 290,846.32 (Uruguayan pesos two hundred ninety thousand eight hundred forty-six and 32/00) equivalent to USD 14,736.84 (US dollars fourteen thousand seven hundred thirty-six and 84/00).

Pursuant to article 287 of Law 16,060, it is likewise resolved to capitalize the following asset item shown on the company’s balance sheet at September 30, 2009:

-	Issuance premiums in the amount of Ur$ 199,652,719 (one hundred ninety-nine million six hundred fifty-two thousand seven hundred nineteen)

As a consequence of this capitalization, the paid-in capital is Ur$ 201,543,565.32 (two hundred one million five hundred forty-three thousand five hundred sixty-five and 32/00).

RESOLUTION 4: The board of directors is instructed to issue the pertinent shares and provisional share certificates as required by this increase in paid-in capital in favor of the company’s shareholder.

RESOLUTION 5: To authorize Messrs. Laura Ramón, Manuel Lecuona, Carla Arellano, Lucía Elizalde, Alejandra García, Augusto Formento, Andrea Ayala, Helena Acuña, Lucía Berardi, Ignacio Imas and María Córdoba indifferently to perform the acts necessary to comply with the resolutions of this meeting, with the broadest powers to accept or discuss any objections or amendments to the drafting established by this meeting that may be required by authorities, as well as to purpose alternative texts.

RESOLUTION 6: to appoint Dr. Laura Ramón, in the capacity of representative of the company’s sole shareholder and chair of the meeting, to sign the minutes of this meeting.

There being no other items on the agenda, the meeting was adjourned at 12:00 noon.

[signature]

Laura Ramón